Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Lambert, Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / mail@lambert-edwards.com

COAST DISTRIBUTION ANNOUNCES $1.2 MILLION INCREASE

IN SHARES AUTHORIZED FOR REPURCHASE UNDER STOCK BUYBACK PROGRAM

MORGAN HILL, Calif., December 9, 2005 — The Coast Distribution System, Inc. (AMEX: CRV) today announced its board of directors has authorized the Company to purchase up to an additional $1.2 million of its shares of common stock, pursuant to its previously announced stock buyback program, when opportunities to make such purchases at attractive prices become available.

Coast Distribution, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, said its buyback program, which initially authorized Coast in July 2005 to purchase up to $1.5 million of its shares, provides for share purchases to be made in open market and private transactions in accordance within applicable Securities Exchange Commission rules. Since December 2, 2005, the Company has purchased 276,000 shares of its common stock, for an aggregate of $1,410,000, pursuant to its stock buyback program.

“This increase in the number of shares authorized for repurchase under our stock buyback program reflects our continued financial strength, our optimism about Coast’s future financial performance despite difficult economic conditions in our markets primarily due to rising gasoline prices and interest rates and our desire to enhance shareholder value,” stated Thomas R. McGuire, Chairman and CEO of Coast. “We also believe that, at current market prices, the Company’s shares represent an attractive investment and good use of our available funds.”

Coast Distribution is under no obligation to repurchase additional shares under the stock buyback program and the timing, actual number and value of shares that may be repurchased by the Company under this program will depend on a number of factors, including its future financial performance and available cash resources, prevailing market prices of its common stock and the number of shares that become available for sale at prices that the Company believes are attractive. For these reasons, as well as other reasons, there can be no assurance that the board of directors will not decide to suspend purchases of shares under the stock buyback program or terminate the program altogether.

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of the leading suppliers of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

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Cautionary Statements Regarding Forward-Looking Information

Statements and comments in this news release regarding our expectations and beliefs about Coast Distribution’s future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements and comments in this news release, including statements about our expectations or optimism, regarding our future financial performance, are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others:

•	Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which would, in turn, lead them to reduce their purchases of the products we sell.

•	Increases in interest rates which affect the availability and affordability of financing for RVs and boats and increases in the prices or shortages in the supply of gasoline which increase the costs of using and, therefore, in the willingness and ability of consumers to purchase and use, RVs and boats, which would cause declines in our sales and, therefore, in our earnings.

•	Unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions.

•	Increases in price competition within our markets that could reduce our margins and, therefore, our earnings.

•	Our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier encounters production or other problems or decides to terminate its supply arrangement with us.

•	Possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers.

Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 on Form 10-K/A, and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2004 Annual Report, whether as a result of new information, future events or otherwise.

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